EXHIBIT B


                   LENDER'S WAIVER AND OPTION AGREEMENT

     Value Partners, Ltd., a Texas limited partnership (the "Lender"), the lender in that First Amended Loan Agreement, dated December 19, 1997 ("Loan Agreement") and Trans World Gaming, Corp., a Nevada corporation (the "Borrower"), the borrower in the Loan Agreement, do hereby agree as follows:

     1. Borrower has requested an advance in the sum of $250,000 pursuant to he Loan Agreement to fund the Bishkek casino acquisition (the "Bishkek Transaction") as set forth in the Loan Agreement.

     2. Lender acknowledges that the Borrower has disclosed the following as to the referenced Sections in the Loan Agreement:

          a. Section 9 -- The Zaragoza Transaction and the Florida Transaction are not advancing as of the date hereof.

          b. Section 10 - Due to governmental decree, the Borrower has closed the Boxer Casino, believes that such closure could be temporary, but cannot predict whether or when the Boxer Casino may reopen (if at all).

          c. Section 13(d) -- The following litigation has been commenced, involving the Borrower, since the date of the Loan Agreement:

               i. Petition for Concursus regarding the sub-lease with Prime Properties, Inc. ("Prime Properties") in the 15th Judicial District Court, Lafayette Parish, Louisiana, Case No. 97-6174-D;

               ii. PRIME PROPERTIES, INC. V. NATIONAL AUTO/TRUCK STOPS, INC., U.S. District Court, Western District of Louisiana, Case No. CV98-0076-L-O regarding Prime's claim of the breach of its franchise agreement with the defendant therein; and,

               iii. Voluntary Petition in Bankruptcy of Prime, U.S Bankruptcy Court for the Western District of Louisiana, Case no. 98BK-50087.

               iv. Monarch Casinos, Inc. of Louisiana et al. v. Trans World Gaming Corp., 15th Judicial District Court, Case No. 97-5037, Div. B, Lafayette Parish, Louisiana.

          d. Section 13(f) -- The Borrower is negotiating to sell the New Issue, which will contain warrants for up to 40%, on a fully diluted basis, of the Borrower's common stock.

          e. Section 13(i)(ii) -- The Borrower intends to (i) pledge all of the stock of a subsidiary which will hold the shares of 21st Century Resorts and its affiliates to be acquired pursuant to the Stock Purchase Agreement dated January 20, 1998 (the "SPA"), (ii) grant a first priority leasehold mortgage on the casino to be acquired in Ceska Kubice, Czech Republic, (iii) grant a first priority mortgage on the casino to be acquired in Rozvadov, Czech Republic, (iv) grant a mortgage on the Snojmo project to be acquired, and (v) grant a security interest in substantially all of the other assets (excluding gaming licenses if not permissible) of the casinos to be acquired, to the extent reasonably obtainable.

          f. Section 13(i)(iv) -- If the SPA is consummated, the Borrower will need to consummate the New Issue and obtain further financing to complete the Snojmo project.

          g. Section 15(h)(ii) -- Because the Boxer Casino was closed on January 28, 1998, financial statements will not be prepared unless and until the Boxer Casino is reopened for business.

          h. Section 16 -- The Borrower will be the co-obligor on $17.0 million Senior Secured Notes in the New Issue.

          i. Section 9 -- The terms of the Bishkek Transaction have been modified, as set forth in Exhibit "A" hereto.

     3. Pursuant to Sections 5 through 10 of the Loan Agreement, the Lender hereby agrees to waive, for purposes of this $250,000 advance, any violation of the Loan Agreement arising from those matters disclosed by Borrower to Lender as set forth in paragraph 2 above.

     This waiver is, as to the matters set forth in paragraph 2 above, limited to Borrower's obligation to comply with Sections 6 through 10 of the Agreement to receive the requested advance. This is not a waiver of any right or remedy of Value Partners, Ltd., including that those items set forth in paragraph 2 constitute the basis for the declaration of a default and acceleration of the collection of all sums due, including the sums advanced pursuant to the terms of this waiver.

     4. Pursuant to Section 4 of the Loan Agreement, in the event of a New Issue, as that term is defined in the Loan Agreement, Value Partners intends to require the repayment of all sums advanced pursuant to the Note from the proceeds of the New Issue (other than sums advanced pursuant to the terms hereof). Borrower and Lender agree that in addition to the rights granted in Section 4, at the election of Value Partners a new note shall be executed as to sums advanced pursuant to this Lender's Waiver and Option Agreement and, to the extent and at such time as is permissible under the provisions of that certain Indenture issued in association with the $4.8 million Secured Convertible Senior Bonds Due 1999, (the "Indenture"), such advance shall be secured by all assets acquired with such advance, including an assignment of all sums earned pursuant to that certain Management Agreement by and between Jockey Club Casinos LLC and Trans World Gaming Corp., dated January 30, 1998, as amended by that certain letter dated February 24, 1998. Such grant of a security interest shall not occur until such time as the Borrower amends that certain Financing Statement dated January 28, 1998, executed in association with the Indenture, to clarify the scope of the security interest granted U.S. Trust Company, N.A. as Indenture Trustee for the Indenture. The Borrower shall use its best efforts to amend this Financing Statement promptly, provided that counsel for the Investors renders a letter concurring that such amendment is consistent with the intent of the parties as of the date of such Indenture. Such new Note shall be payable in twelve monthly installments commencing May 1, 1998 of principal and interest and bear interest at the same rate as the Loan Agreement. To the extent that a second advance is requested to develop the Bishkek's "slot Room", Lender shall have the right, at its election, to make such advance pursuant to the Loan Agreement, as modified herein, provided that such advance, or the right to make such advance, does not conflict with covenants of other loan agreements of the Borrower. The warrants issued pursuant to such advance shall, at Value Partners' option, be on the same terms (including strike price and number of shares) as those issued pursuant to the Loan Agreement or those issued pursuant to the Subscription Agreement dated March 17, 1998 in association with the New Issue.

     5. The Borrower represents and warrants that all facts as set forth above are correct.


Dated:    March 20, 1998           VALUE PARTNERS, LTD.

                              BY:  Ewing & Partners, a
                                   Texas general partnership


                              By:
                                   ----------------------------
                                   Timothy G. Ewing
                                   Managing Partner


                              TRANS WORLD GAMING CORP.

                              By:
                                   ----------------------------

                              Its:
                                   ----------------------------